Filed pursuant to Rule 424(b)(2)
Registration No 333-182093

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 5, 2013

Prospectus Supplement

August     , 2013

(To Prospectus dated April 1, 2013)

$

Genworth Holdings, Inc.

    % Senior Notes due 2023

fully and unconditionally guaranteed, as described herein, by

Genworth Financial, Inc.

Interest on the notes will be payable semi-annually on                      and                      of each year, beginning on                      , 2014. The notes will mature on                 , 2023. Genworth Holdings, Inc. (“Genworth Holdings”) may redeem some or all of the notes at any time before maturity at the “make-whole” price discussed under the caption “Description of the Notes—Optional Redemption.”

The notes will be the senior unsecured obligations of Genworth Holdings and will rank equally in right of payment with all of Genworth Holdings’ other unsecured and unsubordinated obligations from time to time outstanding. The notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Genworth Financial, Inc. (“Genworth Financial”), the recently formed parent holding company of Genworth Holdings, and the guarantee will rank equally in right of payment with all of Genworth Financial’s other unsecured and unsubordinated obligations from time to time outstanding.

The notes will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Supplemental Risk Factors” beginning on page S-7 herein, and “Item 1A. Risk Factors” in Genworth Holdings’ Annual Report on Form 10-K, filed on February 28, 2013, and Genworth Financial’s Quarterly Report on Form 10-Q, filed on August 1, 2013, which are incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Price to public (1)		%	$
Underwriting discounts		%	$
Proceeds to Genworth Holdings (before expenses) (1)		%	$

(1)	Plus accrued interest, if any, from August , 2013 if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream or the Euroclear System on or about August     , 2013.

Joint Book-Running Managers

Barclays	Goldman, Sachs & Co.	J.P. Morgan

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to: (a) “we,” “us,” “our,” “Genworth” and the “Company” refer to Genworth Financial, Inc. and its consolidated subsidiaries, including Genworth Holdings, (b) “Genworth Financial” refer to Genworth Financial, Inc. without its consolidated subsidiaries and (c) “Genworth Holdings” refer to Genworth Holdings, Inc. without its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to our businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in our financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; lack of credit facilities; the

S-ii

valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of our fixed maturity securities portfolio; defaults on our commercial mortgage loans or the mortgage loans underlying our investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal constraints on dividend distributions by our subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on our operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of our computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in accounting and reporting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and insurance regulators; impairments of or valuation allowances against our deferred tax assets; changes in expected morbidity or mortality rates; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on certain in-force and future long-term care insurance products by enough or quickly enough, including the current rate actions and any future rate actions; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long-term care insurance to increase; political and economic instability or changes in government policies; fluctuations in foreign exchange rates and international securities markets; unexpected changes in unemployment rates; unexpected increases in international mortgage insurance default rates or severity of defaults; the significant portion of high loan-to-value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government-owned and government-sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to our rescissions; the extent to which loan modifications and other similar programs may provide benefits to us; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”); competition with government-owned and government-sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect our U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with our U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; potential liabilities in connection with our U.S. contract underwriting services; and the impact on the statutory capital and risk-to-capital ratios of our U.S. mortgage insurance business from variations in the valuation of affiliate investments;

•

Other risks, including the risk that our strategy may not be successfully implemented; our Capital Plan may not achieve its anticipated benefits; adverse market or other conditions might delay or impede the minority sale of our mortgage insurance business in Australia; the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (“GE”) under the tax matters agreement with GE (the “Tax Matters Agreement”) even if our corresponding tax savings

S-iii

are never realized and payments could be accelerated in the event of certain changes in control; provisions of our certificate of incorporation and bylaws and the Tax Matters Agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and the impact of the expense reduction announced on June 6, 2013 is not as anticipated and we may lose key personnel related to actions like this as well as general uncertainty in the timing of our turnaround;

•	Risks relating to Genworth Financial’s common stock, including the suspension of dividends and stock price fluctuations;

•

Risks relating to the notes, including that there are no limitations on the incurrence of debt or other liabilities and there are no financial covenants in the indenture; the notes will not be guaranteed by any of Genworth Holdings’ or Genworth Financial’s subsidiaries and will be structurally subordinated to the debts and other liabilities of their subsidiaries; Genworth Financial’s guarantee of the notes will be structurally subordinated to the debt and other liabilities of its subsidiaries; as holding companies, Genworth Financial and Genworth Holdings depend on the ability of their respective subsidiaries to transfer funds to them to pay dividends and to meet their obligations; an active trading market for the notes may not develop and changes in the company’s credit ratings or in the debt markets could affect the company’s borrowing costs or the market price of the notes; and

•

the items identified under “Supplemental Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in Genworth Holdings’ Annual Report on Form 10-K, filed with the SEC on February 28, 2013, and Genworth Financial’s Quarterly Report on Form 10-Q, filed on August 1, 2013, which are incorporated by reference herein.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

On April 1, 2013, Genworth Holdings (formerly named Genworth Financial, Inc.) completed its previously announced holding company reorganization (the “Reorganization”) pursuant to which Genworth Holdings became a direct, wholly-owned subsidiary of a new public holding company, Genworth Financial. To implement the Reorganization, Genworth Holdings formed Genworth Financial and Genworth Financial, in turn, formed Sub XLII, Inc. (“Merger Sub”). The holding company structure was implemented pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (“DGCL”) by the merger of Merger Sub with and into Genworth Holdings (the “Merger”). Genworth Holdings survived the Merger as a direct, wholly-owned subsidiary of Genworth Financial and each share of Genworth Holdings Class A Common Stock, par value $0.001 per share (“Genworth Holdings Class A Common Stock”), issued and outstanding immediately prior to the Merger and each share of Genworth Holdings Class A Common Stock held in the treasury of Genworth Holdings immediately prior to the Merger converted into one issued and outstanding or treasury, as applicable, share of Genworth Financial Class A Common Stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the Genworth Holdings Class A Common Stock being converted.

Immediately after the consummation of the Merger, Genworth Financial had the same authorized, outstanding and treasury capital stock as Genworth Holdings immediately prior to the Merger. Genworth Financial’s directors and executive officers immediately after the consummation of the Merger were the same as the directors and executive officers of Genworth Holdings immediately prior to the consummation of the Merger. Immediately after the consummation of the Merger, Genworth had, on a consolidated basis, the same assets, businesses and operations as Genworth Holdings and its consolidated subsidiaries had immediately prior to the consummation of the Merger.

As a result of the Merger, Genworth Financial became the successor to Genworth Holdings pursuant to Rule 12g-3(a) of the Exchange Act of 1934, as amended (“Rule 12g-3(a)”). In connection with the Merger, the company historically known as “Genworth Financial, Inc.” changed its name to Genworth Holdings, Inc. and the new parent holding company (initially named Sub XLVI, Inc.) changed its name to Genworth Financial, Inc.

On April 1, 2013, in connection with the Reorganization, Genworth Holdings distributed to Genworth Financial (as its sole stockholder), through a dividend (the “Distribution”), the 84.6% membership interest in one of its subsidiaries (Genworth Mortgage Holdings, LLC (“GMHL”)) that it held directly, and 100% of the shares of another of its subsidiaries (Genworth Mortgage Holdings, Inc. (“GMHI”)), that held the remaining 15.4% of outstanding membership interests of GMHL. At the time of the Distribution, GMHL and GMHI together owned (directly or indirectly) 100% of the shares or other equity interests of all of the subsidiaries that conducted Genworth Holdings’ U.S. mortgage insurance business (these subsidiaries also owned the subsidiaries that conducted Genworth Holdings’ European mortgage insurance business). On April 1, 2013, immediately prior to the Distribution, Genworth Holdings contributed $100 million to the U.S. mortgage insurance subsidiaries.

Following the consummation of the Merger, Genworth Holdings remains the issuer of each series of senior notes outstanding (the “senior notes”) under the indenture, dated as of June 15, 2004 (as supplemented and amended, the “senior notes indenture”), by and among Genworth Holdings and JPMorgan Chase Bank, as succeeded by The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “trustee”), and each series of subordinated notes outstanding (the “subordinated notes”) under an indenture, dated as of November 14, 2006 (as supplemented and amended, the “subordinated notes indenture”), by and among Genworth Holdings and The Bank of New York Trust Company, N.A., now known as The Bank of New York Mellon Trust Company, N.A. (the “subordinated notes trustee”). On April 1, 2013, in connection with the Reorganization, (a) Genworth Financial, Genworth Holdings and the trustee entered into a supplemental indenture to the senior notes indenture that provides a full and unconditional guarantee by Genworth Financial to the trustee and the holders of the senior notes, on an unsecured unsubordinated basis, of the full and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the senior notes, and the full and punctual payment of all other amounts payable by Genworth Holdings under the senior notes indenture in respect of the senior notes and (b) Genworth Financial, Genworth Holdings and the subordinated notes trustee entered into a supplemental indenture to the subordinated notes indenture that provides a full and unconditional guarantee by Genworth Financial to the subordinated notes trustee and the holders of the subordinated notes, on an unsecured subordinated basis, of the full and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the outstanding subordinated notes, and the full and punctual payment of all other amounts payable by Genworth Holdings under the subordinated notes indenture in respect of the subordinated notes. Genworth Financial’s guarantee of the subordinated notes is subordinated and junior in right of payment to the prior payment of all Genworth Financial senior indebtedness on the same basis as the subordinated notes are subordinated and junior in right of payment to the prior payment of all Genworth Holdings’ senior indebtedness.

Genworth is a leading financial services company dedicated to providing insurance, investment and financial solutions to our customers, with a presence in more than 25 countries. Genworth Holdings was incorporated in Delaware in 2003 in preparation for an initial public offering of its common stock, which was completed on May 28, 2004. On April 1, 2013, following the completion of the Reorganization described above, Genworth Holdings became a direct, wholly-owned subsidiary of the new public holding company, Genworth Financial. Genworth is headquartered in Richmond, Virginia.

We have the following operating segments:

•

U.S. Life Insurance. We offer and manage a variety of insurance and fixed annuity products. Our primary insurance products include life insurance, long-term care insurance and fixed annuities. For the six months ended June 30, 2013, our U.S. Life Insurance segment’s income from continuing operations available to Genworth Financial’s common stockholders and net operating income were $157 million and $164 million, respectively.

•

International Mortgage Insurance. We are a leading provider of mortgage insurance products and related services in Canada and Australia and also participate in select European and other countries. Our products predominantly insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We also selectively provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the six months ended June 30, 2013, our International Mortgage Insurance segment’s income from continuing operations available to Genworth Financial’s common stockholders and net operating income were $175 million and $170 million, respectively.

•

U.S. Mortgage Insurance. In the United States, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a bulk basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the six months ended June 30, 2013, our U.S. Mortgage Insurance segment’s income from continuing operations available to Genworth Financial’s common stockholders and net operating income were each $34 million.

•

International Protection. We are a leading provider of payment protection coverages (referred to as lifestyle protection) in multiple European countries and have operations in select other countries. Our lifestyle protection insurance products primarily help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death. For the six months ended June 30 , 2013, our International Protection segment’s income from continuing operations available to Genworth Financial’s common stockholders and net operating income were $19 million and $7 million, respectively.

•

Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and other accident and health insurance products. Institutional products consist of funding agreements, funding agreements backing notes and guaranteed investment contracts. In January 2011, we discontinued new sales of retail and group variable annuities while continuing to service our existing blocks of business. For the six months ended June 30, 2013, our Runoff segment had a loss from continuing operations available to Genworth Financial’s common stockholders of $4 million and net operating income of $22 million.

We also have Corporate and Other activities which include debt financing expenses that are incurred at the Genworth Holdings level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of non-core businesses that are managed outside of our operating segments, including discontinued operations. For the six months ended June 30, 2013, Corporate and Other activities had a loss from continuing operations available to Genworth Financial’s common stockholders and a net operating loss of $123 million and $113 million, respectively. The loss from discontinued operations, net of taxes, was $14 million for the six months ended June 30, 2013.

On March 27, 2013, we announced that we had agreed to sell our wealth management business to AqGen Liberty Acquisition, Inc., a subsidiary of AqGen Liberty Holdings LLC, a partnership of Aquiline Capital Partners and Genstar Capital, for approximately $412 million. Historically, this business has been reported as a separate segment. As a result of the sale agreement, our wealth management business has been reclassified as discontinued operations. The sale is expected to close in the third quarter of 2013, subject to customary closing conditions, including requisite regulatory approvals. Also included in discontinued operations was our tax and advisor unit, Genworth Financial Investment Services, which was part of our wealth management business until its sale on April 2, 2012.

We had $15.9 billion of total Genworth Financial stockholders’ equity and $107.6 billion of total assets as of June 30, 2013. For the six months ended June 30, 2013, our revenues were $4.7 billion and we had net income available to Genworth Financial’s common stockholders of $244 million.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number at that address is (804) 281-6000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus.

The Offering

Issuer	Genworth Holdings

Guarantor	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Genworth Financial, the direct parent of Genworth Holdings.

Securities Offered	$ aggregate principal amount of % senior notes due 2023 (“the notes”).

Maturity Date	, 2023.

Interest	Interest on the notes will accrue from their date of issuance at a rate of % per year and will be payable semi-annually on and of each year, beginning on , 2014.

Ranking	The notes will rank equally with all of Genworth Holdings’ other unsecured and unsubordinated obligations from time to time outstanding. The notes will not be obligations of, or guaranteed by, any of Genworth Holdings’ subsidiaries (or any subsidiaries of Genworth Financial other than Genworth Holdings). As a result, the notes will be structurally subordinated to all debt and other liabilities of Genworth Holdings’ subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of Genworth Holdings’ subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2013, Genworth Holdings’ consolidated subsidiaries had outstanding $83,602 million of total liabilities, including $128 million of debt (excluding, in each case, intercompany liabilities). The indenture under which the notes will be issued, which we refer to as the “indenture,” does not limit Genworth Holdings’ ability, or the ability of Genworth Holdings’ subsidiaries, to issue or incur other debt or issue preferred stock.

The notes will be fully and unconditionally guaranteed (the “guarantee”) on an unsecured and unsubordinated basis by Genworth Financial and the guarantee will rank equally in right of payment with all of Genworth Financial’s other unsecured and unsubordinated obligations from time to time outstanding. The guarantee will be structurally subordinated to all debt and other liabilities of Genworth Financial’s subsidiaries, which means that creditors of Genworth Financial’s subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets through the enforcement of the guarantee. As of June 30, 2013, Genworth Financial’s consolidated subsidiaries other than Genworth Holdings had outstanding $87,248 million of total liabilities, including $532 million of debt (excluding, in each case, intercompany liabilities). The indenture does not limit Genworth Financial’s ability, or the ability of Genworth Financial’s subsidiaries, to issue or incur other debt or issue preferred stock. As of June 30, 2013, Genworth Financial was the guarantor of (a) $3,590 million aggregate principal amount of Genworth Holdings’ outstanding senior notes under the indenture and that guarantee ranks equally in right of payment with all of Genworth Financial’s other unsecured and unsubordinated obligations, and (b) $598 million aggregate principal amount of Genworth Holdings’ outstanding subordinated notes under the subordinated notes indenture and that guarantee ranks subordinate and junior in right of payment to the prior payment in full of all Genworth Financial senior indebtedness.

Genworth Financial is also a party to certain tax sharing and expense reimbursement agreements with its subsidiaries and has guaranteed Genworth Holdings’ obligations under the Tax Matters Agreement with GE and certain other agreements.

As holding companies, Genworth Financial and Genworth Holdings depend on dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances as their principal sources of cash to meet their obligations, including their respective obligations under the guarantee and the notes. See “Supplemental Risk Factors—As holding companies, Genworth Financial and Genworth Holdings depend on dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances as their principal sources of cash to meet their obligations” and “Description of the Notes” in this prospectus supplement.

Optional Redemption	Genworth Holdings may redeem all or a portion of the notes at any time, at its option, at the “make-whole” redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), at the treasury rate plus basis points, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Sinking Fund	None.

Denominations	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Form of Notes	The notes will be issued as fully registered notes, represented by one or more global notes deposited with or on behalf of The Depository Trust Company, or DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream or the Euroclear System.

Further Issuances	Genworth Holdings may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

Use of Proceeds	The net proceeds from the offering will be approximately $ million. We intend to use the net proceeds from this offering, together with cash on hand at Genworth Holdings, to redeem at least a majority of the outstanding aggregate principal amount of Genworth Holdings’ 4.950% senior notes due 2015 (the “2015 Notes”), and pay related premium and accrued interest on such notes and the remainder, if any, for general corporate purposes, which may include the redemption or repurchase of debt, including additional 2015 Notes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Your investment in the notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled “Supplemental Risk Factors” and the section entitled “Item 1A. Risk Factors” in Genworth Holdings’ Annual Report on Form 10-K, filed on February 28, 2013, and Genworth Financial’s Quarterly Report on Form 10-Q, filed on August 1, 2013, which are incorporated by reference herein, before deciding whether to purchase any notes in this offering.

Listing	The notes will not be listed on any exchange or quoted on any automated dealer quotation system.

Governing Law	The notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in Genworth Holdings’ Annual Report on Form 10-K, filed on February 28, 2013, and Genworth Financial’s Quarterly Report on Form 10-Q, filed on August 1, 2013, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the notes. You could lose part or all of your investment.

There are no limitations on incurrence of debt or other liabilities and there are no financial covenants in the indenture.

Neither Genworth Financial nor any of its subsidiaries, including Genworth Holdings, are restricted from incurring additional debt or other liabilities, including the incurrence of additional senior debt by Genworth Holdings under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes and guarantee could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, neither Genworth Financial nor Genworth Holdings is restricted from paying dividends and Genworth Holdings is not restricted from issuing or repurchasing its debt under the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants.”

The notes will not be guaranteed by any of Genworth Holdings’ subsidiaries and will be structurally subordinated to the debt and other liabilities of its subsidiaries, which means that creditors of Genworth Holdings’ subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. In addition, Genworth Financial’s guarantee of the notes will be structurally subordinated to the debt and other liabilities of its subsidiaries, which means that creditors of Genworth Financial’s subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets through the enforcement of the guarantee.

Genworth Holdings is a holding company and conducts substantially all of its operations through its subsidiaries. However, the notes will be obligations of Genworth Holdings and will be guaranteed by Genworth Financial but not by any of Genworth Holdings’ subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of Genworth Holdings’ subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of Genworth Holdings’ subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2013, Genworth Holdings’ consolidated subsidiaries had outstanding $83,602 million of total liabilities, including $128 million of debt (excluding, in each case, intercompany liabilities).

The notes will be fully and unconditionally guaranteed by Genworth Financial but not any of Genworth Financial’s subsidiaries. As a result, Genworth Financial’s guarantee of the notes will be structurally subordinated to all debt and other liabilities of its subsidiaries, which means that creditors of Genworth Financial’s subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets through the enforcement of the guarantee. As of June 30, 2013, Genworth Financial’s consolidated subsidiaries other than Genworth Holdings had outstanding $87,248 million of total liabilities, including $532 million of debt (excluding, in each case, intercompany liabilities). As of June 30, 2013, Genworth Financial was the guarantor of (a) $3,590 million aggregate principal amount of Genworth Holdings’ outstanding senior notes under the indenture and that guarantee would rank equally in right of payment with all of Genworth Financial’s other unsecured and unsubordinated obligations, and (b) $598 million aggregate principal amount of Genworth Holdings’ outstanding subordinated notes under the subordinated notes indenture and that guarantee would rank subordinated and junior in right of payment to the prior payment in full of all Genworth Financial senior indebtedness. Genworth Financial is also a party to certain tax sharing and expense reimbursement agreements with its subsidiaries and has guaranteed Genworth Holdings’ obligations under the Tax Matters Agreement with GE and certain other agreements.

As holding companies, Genworth Financial and Genworth Holdings depend on dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances as their principal sources of cash to meet their obligations.

Genworth Financial and Genworth Holdings each acts as a holding company for their respective subsidiaries and do not have any significant operations of their own. Dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances are their principal sources of cash to meet their obligations. The primary uses of funds at Genworth Financial and Genworth Holdings include payment of holding company general operating expenses (including taxes), payment of principal, interest and other expenses on current and any future borrowings, payments under current and any future guarantees (including guarantees of certain subsidiary obligations), payment of amounts owed to GE under the Tax Matters Agreement, payments to subsidiaries (and, in the case of Genworth Holdings, to Genworth Financial) under tax sharing and expense reimbursement agreements, contributions to subsidiaries, repurchases of debt and equity securities, potentially payments for acquisitions, payment of dividends on Genworth Financial common stock (to the extent declared by Genworth Financial’s Board of Directors) and, in the case of Genworth Holdings, loans, dividends or other distributions to Genworth Financial. If the cash they receive from their subsidiaries pursuant to dividends and tax sharing and expense reimbursement arrangements is insufficient for them to fund any of these obligations (including as a result of one or more subsidiaries being unable to pay dividends to them), Genworth Financial and Genworth Holdings may be required to raise cash through the incurrence of debt, the sale of assets or the issuance of additional equity.

The payment of dividends and other distributions to Genworth Financial and Genworth Holdings by their respective insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by their insurance subsidiaries (such as a payment under a tax sharing and expense reimbursement agreement or for employee or other services) if they determine that such payment could be adverse to such subsidiaries’ policyholders or contractholders.

In addition, as a public company that is traded on the Toronto Stock Exchange, Genworth MI Canada Inc. (the holding company for our Canadian mortgage insurance business, “Genworth Canada”) is subject to securities laws and regulation in each province in Canada, as well as the rules of the Toronto Stock Exchange. These applicable laws, regulations and rules include but are not limited to, obligations and procedures relating to the equal and fair treatment of all shareholders of Genworth Canada. Although the board of directors of Genworth Canada is composed of a majority of Genworth nominees, under Canadian law each director has an obligation to act honestly and in good faith with a view to the best interests of Genworth Canada. Accordingly, actions taken by Genworth Canada and its board of directors (including the payment of dividends to us) are subject to, and may be limited by, the laws, regulations and rules applicable to such entities. Similarly, Australian regulations and rules will apply if we complete the planned initial public offering of a minority share of our mortgage insurance business in Australia.

An active trading market for the notes may not develop.

The notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes will depend on many factors, including:

•	our financial performance and condition and future prospects;

•	operating results that vary from the expectations of securities analysts and investors;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•

changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, availability of credit, equity prices and the value of financial assets;

•	prevailing interest rates being paid by other companies similar to us;

•	rating agency announcements or actions with respect to the ratings of our company and our subsidiaries;

•	changes in laws and regulations affecting our business;

•	market prices for our equity securities and other debt securities; and

•

other matters discussed elsewhere in “Supplemental Risk Factors” and “Item 1A. Risk Factors” in Genworth Holdings’ Annual Report on Form 10-K, filed on February 28, 2013, and Genworth Financial’s Quarterly Report on Form 10-Q, filed on August 1, 2013, which are incorporated by reference herein.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. These fluctuations also could have an adverse effect on the price of the notes.

A downgrade or a potential downgrade in our financial strength or credit ratings for any reason could result in a loss of business and adversely affect our financial condition and results of operations and adversely affect our cost of borrowing and the market price of the notes.

Rating agencies continually review their ratings for the companies that they follow, including our company and our subsidiaries.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our products, the ability to market our products and our competitive position. Credit ratings, which rating agencies publish as measures of an entity’s ability to repay its indebtedness, are important to our ability to raise capital through the issuance of debt and to the cost of such financing. Credit ratings also affect the market prices of our debt securities, including the notes.

A ratings downgrade could occur for a variety of reasons, including reasons specifically related to our company or our subsidiaries, generally related to our industry or the broader financial services industry or as a result of changes by the rating agencies in their methodologies or rating criteria.

In the past few years, our company and our subsidiaries have experienced a number of ratings downgrades. Standard & Poor’s Financial Services LLC, Moody’s Investors Services Inc., A.M. Best Company, Inc. and Dominion Bond Rating Service review their ratings periodically and we cannot assure you that we and our subsidiaries will maintain our current ratings in the future. Other agencies may also rate our company or our subsidiaries on a solicited or an unsolicited basis. We do not provide information to agencies issuing unsolicited ratings and we cannot ensure that any agencies that rate our company or our subsidiaries on an unsolicited basis will continue to do so. A downgrade or a potential downgrade in our financial strength or credit ratings for any reason could result in a loss of business and adversely affect our financial condition and results of operations and adversely affect our cost of borrowing and the market price of the notes.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $             million. We intend to use the net proceeds from this offering, together with cash on hand at Genworth Holdings, to redeem at least a majority of the outstanding aggregate principal amount of Genworth Holdings’ 2015 Notes, and pay related premium and accrued interest on such notes and the remainder, if any, for general corporate purposes, which may include the redemption or repurchase of debt, including additional 2015 Notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013 on a historical basis and as adjusted to give effect to the sale of the $         million principal amount of notes offered hereby and the application of the net proceeds of that sale and other cash payments as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q, filed on August 1, 2013, which is incorporated by reference herein.

	As of June 30, 2013
(Amounts in millions, except share amounts)	Historical	As adjusted
Cash and cash equivalents (1)	$3,613	$

Borrowings and other obligations:
Short-term borrowings	$—		$—
Long-term borrowings (2):
Senior notes	3,994
Senior notes offered hereby	—
Junior subordinated notes	726		726

Total long-term borrowings	4,720
Non-recourse funding obligations (2)	2,054		2,054
Borrowings related to securitization entities (3)	317		317

Total borrowings and other obligations	7,091

Stockholders’ equity:
Class A Common Stock, $0.001 par value; 1.5 billion shares authorized; 582 million shares issued and 494 million shares outstanding	1		1
Additional paid-in capital	12,139		12,139
Accumulated other comprehensive income (loss)	3,142		3,142
Retained earnings	2,107		2,107
Treasury stock, at cost (88 million shares)	(2,700)		(2,700)

Total stockholders’ equity	14,689		14,689

Total capitalization	$21,780	$

(1)	As of June 30, 2013, cash and cash equivalents of $856 million were held at Genworth Holdings and $2,757 million where held by our subsidiaries, other than Genworth Holdings. As of June 30, 2013, there were no cash and cash equivalents held at Genworth Financial. We currently anticipate continuing to maintain cash and highly liquid securities of at least two times debt service plus a $350 million buffer at the Genworth Holdings level in the near term.

(2)	For a description of our long-term borrowings and non-recourse funding obligations, see note 13 to the consolidated financial statements included in Exhibit 99.1 to our Current Report on Form 8-K, filed on May 30, 2013, which is incorporated by reference herein.

(3)	For a description of our borrowings related to securitization entities, see note 18 to the consolidated financial statements included in Exhibit 99.1 to our Current Report on Form 8-K, filed on May 30, 2013, which is incorporated by reference herein.

RATIO OF INCOME TO FIXED CHARGES

For purposes of determining the ratio of income to fixed charges, “income” consists of income from continuing operations before taxes and accounting changes and excluding income attributable to noncontrolling interests, plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings, (2) interest credited to investment contractholders, if applicable as indicated below, and (3) the portion of operating leases that are representative of the interest factor.

The following table sets forth our ratio of income from continuing operations to fixed charges for the periods indicated:

	Six months ended June 30, 2013	Years ended December 31,
		2012	2011	2010	2009	2008
Ratio of income from continuing operations to fixed charges (including interest credited to investment contractholders)	1.61	1.27	0.95	0.74	0.27	0.35
Ratio of income (loss) from continuing operations to fixed charges (excluding interest credited to investment contractholders) (1)	2.52	1.70	0.88	0.27	(1.49)	(1.37)

(1)	For the years ended December 31, 2011, 2010, 2009 and 2008, our deficiency in income from continuing operations necessary to cover fixed charges was $60 million, $342 million, $1,012 million and $1,154 million, respectively.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes, the guarantee and the indenture but do not purport to be complete. Reference is hereby made to the indenture, the first supplemental indenture, the second supplemental indenture, the third supplemental indenture, the fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture, the ninth supplemental indenture, the tenth supplemental indenture and the form of note that are or will be filed as exhibits to the registration statement of which this prospectus supplement forms a part and to the Trust Indenture Act. References to “Genworth Holdings” in the following description refer to Genworth Holdings, Inc. (formerly named Genworth Financial, Inc.), without its consolidated subsidiaries. References to the “Guarantor” refer to Genworth Financial, Inc., Genworth Holdings’ parent company, without its consolidated subsidiaries.

General

Genworth Holdings will issue the notes under an indenture, dated as of June 15, 2004, between Genworth Holdings and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank), as trustee, as heretofore supplemented, and as to be further supplemented by a tenth supplemental indenture (including the guarantee (as defined below)), to be dated as of                 , 2013, between Genworth Holdings, the Guarantor and the trustee. This description of the notes refers to the indenture, as so supplemented, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

On June 15, 2004, Genworth Holdings issued $1.9 billion aggregate principal amount of notes under the indenture, consisting of $500 million aggregate principal amount of LIBOR floating rate notes due 2007, $500 million aggregate principal amount of 4.750% notes due 2009, $600 million aggregate principal amount of 5.750% notes due 2014 and $300 million aggregate principal amount of 6.500% notes due 2034. On September 19, 2005, Genworth Holdings issued $350 million aggregate principal amount of 4.950% notes due 2015. On June 12, 2007, Genworth Holdings issued $350 million aggregate principal amount of 5.650% notes due 2012. On May 22, 2008, Genworth Holdings issued $600 million aggregate principal amount of 6.515% notes due 2018. On December 8, 2009, Genworth Holdings issued $300 million aggregate principal amount of 8.625% notes due 2016. On June 24, 2010, Genworth Holdings issued $400 million aggregate principal amount of 7.700% notes due 2020. On November 22, 2010, Genworth Holdings issued $400 million aggregate principal amount of 7.20% notes due 2021. On March 25, 2011 and March 13, 2012, Genworth Holdings issued $400 million and $350 million aggregate principal amount of 7.625% notes due 2021, respectively. Genworth Holdings is now issuing $             million aggregate principal amount of     % notes due 2023.

In this description of the notes, the term “business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes offered hereby will mature at par on                 , 2023. Interest on the notes will accrue from                 , 2013 and is payable semiannually in arrears on                     and                     of each year, beginning on                 , 2014, to the persons in whose names such notes are registered at the close of business on the                 or                 (whether or not a business day), respectively, prior to each interest payment date at the annual rate of     %; provided that the interest due on redemption or at maturity (whether or not an interest payment date) will be paid to the person to whom principal is payable.

For any full semi-annual period in respect of the notes, the amount of interest will be calculated on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full semi-annual period the amount of interest will be calculated on the basis of a 30-day month, and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

If an interest payment date for the notes falls on a date that is not a business day (as defined above), then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date or the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accrue on the amount payable for the period from and after the redemption date or maturity date.

The notes will not be entitled to the benefit of any sinking funds.

The notes will be issued as fully registered notes (to be deposited with the depositary or its custodian) and in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Payment of the principal of, premium, if any, and interest on the notes, and all other amounts payable under the notes, and the full and punctual payment of all other amounts payable by Genworth Holdings under the indenture in respect of such notes, will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor. See “—Guarantee” below.

In addition to the notes, Genworth Holdings may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which Genworth Holdings may incur.

Genworth Holdings may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement; provided that if the additional notes are not fungible for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

Genworth Holdings will designate and maintain an office or agency in the Borough of Manhattan, the City of New York where Genworth Holdings will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange. Genworth Holdings has designated the office of the trustee located at 101 Barclay Street, New York, New York 10286 for this purpose.

Ranking

The notes will rank equally in right of payment with all of Genworth Holdings’ other unsecured and unsubordinated obligations from time to time outstanding. The notes will not be obligations of, or guaranteed by, any of Genworth Holdings’ subsidiaries (or any subsidiaries of the Guarantor other than Genworth Holdings). As a result, the notes will be structurally subordinated to all debt and other liabilities of Genworth Holdings’ subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of Genworth Holdings’ subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2013, Genworth Holdings’ consolidated subsidiaries had outstanding $83,602 million of total liabilities, including $128 million of debt (excluding, in each case, intercompany liabilities). The indenture under which the notes will be issued, which we refer to as the “indenture,” does not limit Genworth Holdings’ ability, or the ability of Genworth Holdings’ subsidiaries, to issue or incur other debt or issue preferred stock.

The notes will be fully and unconditionally guaranteed (the “guarantee”) on an unsecured and unsubordinated basis by the Guarantor and the guarantee will rank equally in right of payment with all of the Guarantor’s other unsecured and unsubordinated obligations from time to time outstanding. The guarantee will be structurally subordinated to all debt and other liabilities of the Guarantor’s subsidiaries, which means that creditors of the Guarantor’s subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets through the enforcement of the guarantee. As of June 30, 2013, the Guarantor’s consolidated subsidiaries other than Genworth Holdings had outstanding $87,248 million of total liabilities, including $532 million of debt (excluding, in each case, intercompany liabilities). The indenture does not limit the Guarantor’s ability, or the ability of the Guarantor’s subsidiaries, to issue or incur other debt or issue preferred stock. As of June 30, 2013, the Guarantor was the guarantor of (a) $3,590 million aggregate principal amount of Genworth Holdings’ outstanding senior notes under the indenture and that guarantee ranks equally in right of payment with all of the Guarantor’s other unsecured and unsubordinated obligations, and (b) $598 million aggregate principal amount of Genworth Holdings’ outstanding subordinated notes under the subordinated notes indenture and that guarantee ranks subordinate and junior in right of payment to the prior payment in full of all the Guarantor senior indebtedness. The Guarantor is also a party to certain tax sharing and expense reimbursement agreements with its subsidiaries and has guaranteed Genworth Holdings’ obligations under the Tax Matters Agreement with GE and certain other agreements.

The Guarantor and Genworth Holdings each acts as a holding company for their respective subsidiaries and do not have any significant operations of their own. Dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances are their principal sources of cash to meet their obligations. The primary uses of funds at the Guarantor and Genworth Holdings include payment of holding company general operating expenses (including taxes), payment of principal, interest and other expenses on current and any future borrowings, payments under current and any future guarantees (including guarantees of certain subsidiary obligations), payment of amounts owed to GE under the Tax Matters Agreement, payments to subsidiaries (and, in the case of Genworth Holdings, to the Guarantor) under tax sharing and expense reimbursement agreements, contributions to subsidiaries, repurchases of debt and equity securities, potentially payments for acquisitions, payment of dividends on the Guarantor common stock (to the extent declared by the Guarantor’s Board of Directors) and, in the case of Genworth Holdings, loans, dividends or other distributions to the Guarantor. If the cash they receive from their subsidiaries pursuant to dividends and tax sharing and expense reimbursement arrangements is insufficient for them to fund any of these obligations (including as a result of one or more subsidiaries being unable to pay dividends to them), the Guarantor and Genworth Holdings may be required to raise cash through the incurrence of debt, the sale of assets or the issuance of additional equity.

The payment of dividends and other distributions to the Guarantor and Genworth Holdings by their respective insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by their insurance subsidiaries (such as a payment under a tax sharing and expense reimbursement agreement or for employee or other services) if they determine that such payment could be adverse to such subsidiaries’ policyholders or contractholders.

See “Supplemental Risk Factors — As holding companies, Genworth Financial and Genworth Holdings depend on dividends from their respective subsidiaries, payments to them under tax sharing and expense reimbursement arrangements with their subsidiaries and proceeds from borrowings or securities issuances as their principal sources of cash to meet their obligations” in this prospectus supplement.

Guarantee

The Guarantor will irrevocably and unconditionally guarantee to the trustee and the holders of the notes on an unsecured and unsubordinated basis, the full and punctual payment, whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise, of the principal of, premium, if any, and interest on the notes, and the full and punctual payment of all other amounts payable by Genworth Holdings under the indenture in respect of the notes. Upon failure by Genworth Holdings to pay punctually any such amount, the Guarantor is required to pay the amount not so paid as specified in the Indenture.

The Guarantor is not subject to any covenants for the protection of the holders of the notes under the indenture and no actions of, or events relating to, the Guarantor would give rise to an event of default under the indenture, including but not limited to a bankruptcy, insolvency or other reorganization of the Guarantor.

Optional Redemption

Genworth Holdings may redeem all or a portion of the notes at its option at any time or from time to time as set forth below. Genworth Holdings will mail notice of such redemption to the registered holders of the notes to be redeemed at least 30 days and not more than 60 days prior to the redemption date. Genworth Holdings may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by Genworth Holdings, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and their respective successors, provided that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), Genworth Holdings will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by Genworth Holdings.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of

Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by Genworth Holdings on the third business day preceding the redemption date. The trustee shall not be responsible for any such calculation.

Events of Default

Any of the following events will constitute an event of default under the indenture with respect to the notes:

•	Genworth Holdings’ failure to pay interest on the notes for thirty days past the applicable due date;

•	Genworth Holdings’ failure to pay the principal amount of, or premium, if any, on the notes when due (whether at maturity or otherwise);

•

Genworth Holdings’ failure to observe or perform any other covenant or agreement in the indenture, which continues for 60 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of the notes as provided in the indenture;

•

acceleration of more than $100 million of Genworth Holdings’ indebtedness for borrowed money by the terms thereof if the acceleration is not rescinded or annulled within 10 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of the notes as provided in the indenture, provided that this event of default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if the default under Genworth Holdings’ other indebtedness is remedied, cured or waived; and

•	specified events relating to the bankruptcy, insolvency or reorganization of Genworth Holdings or any of its significant subsidiaries.

The term “significant subsidiary” has the same meaning as the definition of that term set forth in Rule 1-02 of Regulation S-X as promulgated by the SEC.

Remedies

If an event of default arising from specified events of the bankruptcy, insolvency or reorganization of Genworth Holdings or any of its significant subsidiaries occurs, the principal amount of all outstanding notes will become due and payable immediately, without further action or notice on the part of the holders of the notes or the trustee. If any other event of default with respect to the notes occurs, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal amount of the notes to be due and payable immediately, by a notice in writing to Genworth Holdings, and to the trustee if given by holders. Upon that declaration the principal amount of the notes will become immediately due and payable. However, at any time after a declaration has been made or the notes have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding notes have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the notes.

Notice of Default

The trustee will, within 90 days after the occurrence of an event of default with respect to the notes, mail to the holders of the notes notice of such event of default, unless such event of default has been cured or waived. However, the Trust Indenture Act and the indenture currently permit the trustee to withhold notices of events of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices to be in the interests of the holders.

Genworth Holdings will furnish the trustee with an annual statement as to its compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the notes. In addition, the holders of at least 25% in principal amount of the outstanding notes must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of and interest on that note at the place, time, rate and in the currency expressed in the indenture and the note and to institute a suit for the enforcement of that payment.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Genworth Holdings will covenant in the indenture that it will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of its assets unless:

•

either Genworth Holdings is the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the United States or any state thereof or the District of Columbia and this other person expressly assumes all of Genworth Holdings’ obligations under the indenture and the notes; and

•

Genworth Holdings is not, or such successor corporation or limited liability company is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default in the performance of any obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for Genworth Holdings, with the same effect as if it had been named in the indenture as Genworth Holdings and Genworth Holdings shall be relieved of any further obligations under the indenture and under the notes.

The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

Genworth Holdings may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to the notes with the consent of holders of at least a majority in aggregate principal amount of the notes. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any note,

•	to reduce the rate of or extend the time for payment of interest, if any, on any note or to alter the manner of calculation of interest payable on any note (except as part of any interest rate reset),

•	to reduce the principal amount or premium, if any, on any note,

•	to make the principal of, premium, if any, or interest on any note payable in a different currency,

•	to reduce the percentage in principal amount of the notes, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default,

•	to change any place of payment where the notes or interest thereon is payable,

•	to impair the right of any holder of the notes to bring a lawsuit for the enforcement of any payment or extend the time or reduce the amount of any payment to any sinking fund, or

•

to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

In addition, Genworth Holdings and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the notes for one or more of the following purposes:

•

to evidence that another corporation or limited liability company has become Genworth Holdings’ successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes Genworth Holdings’ covenants, agreements, and obligations in the indenture and in the notes,

•

to add to Genworth Holdings’ covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

•	to provide for the issuance of securities in coupon form and to provide for the exchangeability of such securities with securities of the same series,

•	to establish the form or terms of securities or coupons,

•

to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of notes, provided that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus or other offering document pursuant to which the notes were sold will not be deemed to adversely affect the interests of the holders of the notes,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•	to add guarantees with respect to the notes, and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes.

Defeasance of Indenture

Genworth Holdings has the right to terminate all of its obligations under such covenants for the notes as may be established in the future in accordance with the terms of the indenture and to provide that the events described in the third bullet (as it relates to any covenants referred to in the preceding part of this sentence) and the fourth bullet, in each case under “—Events of Default” above, shall no longer constitute events of default under the indenture at any time after the 91st day following the irrevocable depositing in trust with the trustee of money or U.S. government obligations (or a combination thereof) in an amount sufficient, in the opinion of Genworth Holdings’ board of directors, to pay principal of, premium, if any, and interest, if any, on the notes to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of Genworth Holdings’ exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, Genworth Holdings has the right at any time to terminate all of Genworth Holdings’ obligations under the indenture with respect to the notes (other than, among other things (1) your right to receive, solely from the trust fund described below, payments of principal of, and interest on, the notes when due, (2) Genworth Holdings’ obligation to exchange and register transfers of the notes, authenticate and deliver notes in the case of mutilated, destroyed, lost or stolen notes, cancel surrendered notes, designate and maintain an office where the notes may be presented for payment, transfer and exchange and where notices to Genworth Holdings may be served, pay or reimburse the trustee certain compensation or other amounts and indemnify the trustee for certain matters and (3) certain provisions relating to the resignation or removal of the trustee, the return of unclaimed moneys deposited with or paid to the trustee for payments with respect to the notes, and the reinstatement of Genworth Holdings’ obligations under the indenture and the notes under certain circumstances, each as provided in the indenture) on the 91st day following the irrevocable depositing in trust with the trustee of money or U.S. government obligations (or a combination thereof) in an amount sufficient, in the opinion of Genworth Holdings’ board of directors, to pay principal of, premium, if any, and interest, if any, on the notes to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of either an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of Genworth Holdings’ exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law after the date of the indenture.

Miscellaneous Provisions

The indenture provides that any notes for which payment has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

Genworth Holdings will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to the notes, if:

•	Genworth Holdings has delivered to the trustee for cancellation all outstanding notes (with certain limited exceptions), or

•

all notes not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Genworth Holdings has deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and if, in either case, Genworth Holdings also pays or causes to be paid all other sums payable under the indenture by it.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when Genworth Holdings has paid all other sums payable by it under the indenture.

The Guarantor’s obligations under the indenture in respect of the notes will remain in full force and effect until the principal of, premium, if any, and interest on the notes and all other amounts payable by Genworth Holdings under the indenture in respect of the notes have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on the notes or any other amount payable by Genworth Holdings under the indenture in respect of the notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Genworth Holdings or otherwise, the Guarantor’s obligations under the indenture with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Any monies deposited with or paid to the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to Genworth Holdings by the trustee on written demand. Thereafter, the holder of the notes may look only to Genworth Holdings for payment thereof.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice thereof to Genworth Holdings. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law

The indenture is, and any notes and the guarantee will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company, or “DTC,” is referred to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S. A./N. V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear, as indirect participants in DTC (“Indirect Participants”), will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which is referred to as “Direct Participants”, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others, including both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. However, the information on www.dtcc.com is not a part of this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

The ownership interest of each actual purchaser of each note (“Beneficial Owner”) will be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the depositary. The deposit of the notes with the depositary and their registration in the name of Cede & Co. or such other depositary nominee do not effect any change in beneficial ownership. The depositary has no knowledge of the actual Beneficial Owners of the Securities; the depositary’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither Genworth Holdings nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Genworth Holdings will issue the notes in definitive certificated form if the depositary notifies Genworth Holdings that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by Genworth Holdings within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a Beneficial Owner seeking to exercise or enforce its rights under such notes. If Genworth Holdings determines at any time that the notes shall no longer be represented by global security certificates, it will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, Genworth Holdings will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. Genworth Holdings expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Conveyance of notices and other communications by the depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The depositary will not consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with its procedures.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to issuer or agent. Under such circumstances, in the event that a successor depository is not obtained, the global security certificates are required to be printed and delivered. Genworth Holdings may decide to discontinue use of the system of book-entry-only transfers through the depositary (or a successor securities depository). In that event, the global security certificates will be printed and delivered to the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that Genworth Holdings believes to be reliable, but Genworth Holdings has not attempted to verify the accuracy of this information and takes no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of notes. This summary deals only with notes that are held as capital assets by Non-U.S. Holders that purchase the notes in this offering at the price indicated on the front cover of this prospectus supplement. A “Non-U.S. Holder” is a beneficial owner of notes and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by a prospective Non-U.S. Holder in light of that investor’s particular circumstances. The application of the 3.8% Medicare tax to a Non-U.S. Holder that is a foreign estate or trust is uncertain and is not addressed in this summary. In addition, this summary does not address other U.S. federal taxes (such as gift or estate taxes or alternative minimum taxes) or state, local and foreign tax consequences that may be relevant to you.

This section is based upon the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•

(a) you provide your name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax (provided that you satisfy applicable certification requirements, as discussed in the next paragraph), but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming, in the case of interest, that a properly executed Form W-8ECI (or a suitable substitute form) is provided) on such interest or gain on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you), in which case it will be taxable as described above; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, interest payments on the notes and the proceeds received from a disposition (including a redemption or retirement) of notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if you fail to comply with applicable U.S. information reporting or certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

You should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the notes.

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans that are subject to Section 4975 of the Code or by persons whose underlying assets are considered to include “plan assets” of such plans (each, an “ERISA Plan”). Certain benefit plans may be subject to federal, state, local, non-U.S. or other laws that are similar to such provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and, accordingly, may be subject to similar risks (together with ERISA Plans, “Plans”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging, directly and in certain cases, indirectly, in specified transactions involving plan assets with persons who are “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code), unless an exemption applies. A non-exempt prohibited transaction may have to be rescinded, and a fiduciary of an ERISA Plan that permits such a transaction may be subject to penalties and liabilities under ERISA and the Code.

The Company and any of its affiliates may each be a party in interest or disqualified person with respect to ERISA Plans from time to time, and the extension of credit is a transaction to which Section 406 of ERISA and Section 4975 of the Code may apply, unless a statutory, class or individual prohibited transaction exemption applies.

In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code exempt the involvement of the assets of an ERISA Plan in connection with the sale or exchange of property with, the lending of money or other extension of credit with, or the transfer of plan assets to, or the use of plan assets by or for the benefit of, a person who is a party in interest or disqualified person if: (i) such person is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or by reason of certain relationships to such a service provider and is not a fiduciary (including by reason of rendering investment advice) with respect to the investment of plan assets involved in the transaction and (ii) the ERISA Plan pays no more and receives no less than adequate consideration (as defined in such Sections).

In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition of the notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). A purchaser of any notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied and that the scope of the exemptive relief provided by any such exemption might not cover all acts which might be construed as prohibited transactions.

Accordingly, the notes should not be purchased or held by any Plan unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either: (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note constitutes assets of any Plan or (ii) the purchase and holding of the note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a similar violation under any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, the Code and any Similar Laws to such investment, including the applicability of any exemption thereto. Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary and prohibited transaction rules of ERISA, the Code and any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Barclays Capital Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are joint book-running managers and are acting as representatives for the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from Genworth Holdings, and Genworth Holdings has agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be less than $1 million.

Genworth Holdings and Genworth Financial have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such particular underwriter in stabilizing or short covering transactions. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, investment research, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain underwriters in this offering have participated in the prior offerings of Genworth Holdings’ outstanding notes and Class A Common Stock.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, and may enter into other business arrangements with us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the Company for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) through (c) above shall require Genworth Holdings, Genworth Financial or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the notes and guarantee on behalf of Genworth Holdings and Genworth Financial. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Holdings, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, included in our Current Report on Form 8-K filed on May 30, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, included in Genworth Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports dated February 28, 2013, except as to Notes 1, 2(y), 3, 4(b), 4(d), 5, 7, 8, 9, 13, 14, 17, 19, 20, 21, 24 and 25 and Schedules I, II and III dated May 30, 2013, of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2012 and 2011 consolidated financial statements and related financial statement schedules included in Genworth Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012 and our Current Report on Form 8-K filed on May 30, 2013, refer to the January 1, 2012 retrospective adoption of guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and the retrospective change in method of accounting for the liability for future policy benefits for level premium term life insurance policies.

WHERE YOU CAN FIND MORE INFORMATION

Genworth Financial (as the successor to Genworth Holdings pursuant to Rule 12g-3(a)) files (and, until shortly after the completion of the Reorganization, as the predecessor to Genworth Financial, Genworth Holdings filed) annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information filed by Genworth Financial at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Genworth Holdings has filed a registration statement (that Genworth Financial adopted) and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which Genworth Financial and Genworth Holdings have filed with the SEC. We are disclosing important information to you by referring you to those documents. The information that Genworth Financial and Genworth Holdings files later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Genworth Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013;

•	Genworth Holdings’ Quarterly Report on Form 10-Q filed (by Genworth Financial and Genworth Holdings) on May 2, 2013;

•	Genworth Financial’s Quarterly Report on Form 10-Q filed on August 1, 2013;

•	Genworth Holdings’ Current Reports on Form 8-K and Form 8-K/A filed on January 4, 2013, March 22, 2013, March 28, 2013 (but only with respect to Item 1.01 and Exhibit 2.1) and April 5, 2013;

•	Genworth Financial’s Current Reports on Form 8-K filed on April 1, 2013, May 20, 2013 and May 30, 2013;

•

The description of Genworth Financial’s Class A Common Stock contained in the Registration Statement on Form 8-A filed with the SEC by Genworth Holdings (formerly Genworth Financial, Inc.) on May 24, 2004, as amended by the Current Report on Form 8-K filed by Genworth Financial on April 1, 2013; and

•

Future filings Genworth Financial and Genworth Holdings make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

PROSPECTUS

GENWORTH FINANCIAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

GUARANTEES

GENWORTH HOLDINGS, INC.

DEBT SECURITIES

Genworth Financial, Inc. (“Genworth Financial”) may from time to time offer to sell senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt and the guarantees will relate to senior or subordinated debt securities (including securities convertible into Genworth Financial common stock) issued by Genworth Holdings, Inc. (“Genworth Holdings”), a direct, wholly-owned subsidiary of Genworth Financial. Genworth Financial’s Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “GNW.” The debt securities, preferred stock, warrants, rights and units may be convertible into or exercisable or exchangeable for common stock or preferred stock or other securities of Genworth Financial or debt or equity securities of one or more other entities.

Genworth Holdings may from time to time offer to sell its senior or subordinated debt securities. The debt securities may consist of debentures, notes or other types of debt (including securities convertible into Genworth Financial common stock). Any such debt securities issued by Genworth Holdings will be fully and unconditionally guaranteed by Genworth Financial.

Securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders.

Specific terms of any securities to be offered and the plan of distribution will be provided in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of Genworth Financial and Genworth Holdings are located at 6620 West Broad Street, Richmond, Virginia 23230. Their telephone number is (804) 281-6000.

Investing in these securities involves risks. See “Item 1A. Risk Factors” in Genworth Holding’s Annual Report on Form 10-K, filed on February 28, 2013, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that Genworth Holdings filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and which Genworth Financial adopted pursuant Rule 414 under the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to Genworth Financial, Inc. and its consolidated subsidiaries, including Genworth Holdings.

WHERE YOU CAN FIND MORE INFORMATION

Genworth Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information filed by Genworth Financial at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Genworth Holdings has filed a registration statement (that Genworth Financial adopted) and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

1

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which Genworth Financial and Genworth Holdings have filed with the SEC. We are disclosing important information to you by referring you to those documents. The information that Genworth Financial and Genworth Holdings files later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Genworth Holdings’ (formerly Genworth Financial, Inc.) Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013;

•	Genworth Holdings’ (formerly Genworth Financial, Inc.) Current Reports on Form 8-K filed on January 4, March 22 and March 28, 2013 (but only with respect to Item 1.01 and Exhibit 2.1);

•	Genworth Financial’s Current Reports on Form 8-K filed on April 1, 2013;

•

The description of Genworth Financial’s Class A Common Stock contained in the Registration Statement on Form 8-A filed with the SEC by Genworth Holdings (formerly Genworth Financial, Inc.) on May 24, 2004, as amended by the Current Report on Form 8-K filed by Genworth Financial on April 1, 2013; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

2

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and repurchasing or redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

RATIO OF INCOME TO FIXED CHARGES

For purposes of determining the ratio of income to fixed charges, “income” consists of income from continuing operations before taxes and accounting changes and excluding income attributable to noncontrolling interests plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings, (2) dividends on Genworth Holdings’ 5.25% Cumulative Series A Preferred Stock (until 2011) and (3) the portion of operating leases that are representative of the interest factor.

The following table sets forth Genworth Holdings’ ratio of income to fixed charges for the periods indicated:

	Years ended December 31,
	2012	2011	2010	2009	2008
Ratio of income to fixed charges (including interest credited to investment contractholders)	1.35	1.01	0.81	0.32	0.40
Ratio of income (loss) to fixed charges (excluding interest credited to investment contractholders) (1)	1.92	1.03	0.46	(1.32)	(1.19)

(1)	For the years ended December 31, 2010, 2009 and 2008, our deficiency in income necessary to cover fixed charges was $252 million, $945 million and $1,067 million, respectively.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights, units or guarantees that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

3

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Holdings, Inc. (formerly known as Genworth Financial, Inc.) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, included in Genworth Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The reports refer to the January 1, 2012 retrospective adoption of guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and the retrospective change in method of accounting for the liability of future policy benefits for level premium term life insurance policies. The aforementioned reports also refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010.

4

$

Genworth Holdings, Inc.

    % Senior Notes due 2023

fully and unconditionally guaranteed by

Genworth Financial, Inc.

PROSPECTUS SUPPLEMENT

August     , 2013

Joint Book-Running Managers

Barclays

Goldman, Sachs & Co.

J.P. Morgan